Exhibit 99.1
[LETTERHEAD OF CIBC WORLD MARKETS CORP.]
The Board of Directors
Metal Management, Inc.
325 North LaSalle Street, Suite 550
Chicago, Illinois 60610
Members of the Board:
We hereby consent to the inclusion of our opinion letter, dated September 24, 2007, to the Board of Directors of Metal Management, Inc. (“Metal Management”) as Appendix B to, and reference thereto under the captions “SUMMARY — The Merger — Opinion of Metal Management’s Financial Advisor” and “THE MERGER — Opinion of Metal Management’s Financial Advisor” in, the proxy statement/prospectus relating to the proposed merger involving Metal Management and Sims Group Limited (“Sims”), which proxy statement/prospectus forms a part of the Registration Statement on Form F-4 of Sims. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ CIBC World Markets Corp.
CIBC WORLD MARKETS CORP.

November 27, 2007